Exhibit 99.1

ITG Releases June 2016 U.S. Trading Volumes

NEW YORK, July 11, 2016 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that June 2016 U.S. trading volume was 3.1 billion shares and average daily volume (ADV) was 141 million shares. This compares to 2.6 billion shares and ADV of 124 million shares in May 2016 and 4.0 billion shares and ADV of 182 million shares in June 2015. There were 22 trading days in both June 2016 and June 2015 and 21 trading days in May 2016.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT ® crossing network and the POSIT Alert® indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

June 2016	22	3,109,164,126	141,325,642	50,083,136	266	10,239,145	16,095	35,088

YTD 2016	125	18,288,925,681	146,311,405	57,009,410	272	11,767,831	15,733	34,113

*Excluding shares crossed through POSIT Alert from ITG algorithms

During June 2016 there was a significant increase in index rebalance trading activity as compared to the first quarter of 2016, reducing the overall average revenue per share.

International Trading Activity

The average daily trading commissions in June 2016 in ITG’s Canadian, European and Asia Pacific businesses were up approximately 8% on a combined basis as compared to the first quarter of 2016.

These statistics are preliminary and may be revised in subsequent updates and public filings. U.S. volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

ITG applies technology and trading expertise to reduce implementation costs, helping clients improve investment performance. An independent broker established in 1987, ITG provides liquidity, execution, analytics and workflow solutions to leading asset management and brokerage firms. Investment Technology Group, Inc. (NYSE: ITG) has offices in Asia Pacific, Europe and North America and offers trading services in more than 50 countries. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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